Exhibit 99.1

FINAL: FOR RELEASE

NEW YORK & COMPANY, INC. ANNOUNCES 2016 FIRST QUARTER RESULTS AND INTRODUCES Q2 GUIDANCE

New York, New York — May 19, 2016 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 488 retail stores, today announced results for the first quarter ended April 30, 2016.

Gregory Scott, New York & Company’s CEO stated: “We began the quarter with positive sales trends; however, as we entered the last week of March, we experienced a slowdown in traffic to our brick-and-mortar stores, that continued into April, and led to sales and profitability below our expectations. This change in traffic was inconsistent with our quarter-to-date trend, and impacted our performance heading into the Easter Holiday. While we continued to experience strength in traffic and sales in our eCommerce business, along with positive sales trends in our celebrity backed sub-brands, Eva Mendes and Soho Jeans featuring Jennifer Hudson, these positives were not enough to overcome the negative traffic in stores, and weakness for seasonal categories, including crops, shorts, t-shirts and dresses.”

“As we move into the second quarter, and for the balance of the year, we are adjusting our gameplan so that we leverage what is working, and at the same time improve our traffic trends to our stores. Specifically:

1.              In the second quarter, we will invest in marketing to support the launch of the new Jennifer Hudson Jeans line in late July, and we will continue to grow the Eva Mendes business with one additional delivery. At the same time, we will continue to focus on our credit loyalty customers who drive increased sales to the brand. We also have an incremental Summer Kick-Off Event planned for mid-June.

2.              We will continue to invest in digital marketing to support the continued double-digit growth in traffic and sales of our eCommerce business and expect our digital business to become an increasing percentage of our overall business.

3.              Finally, we will continue to invest in differentiated product with our celebrity collaborations and sub-brands, as the customer continues to respond to fashion relevant product while core seasonal basics seem to be less important. “

“Overall we remain confident in our long-term strategy, we believe that the continued expansion of our differentiated celebrity sub-brands, along with our consistent ability to deliver great trends and value and our enhanced omni-channel capabilities, including growth of mobile, have us poised to deliver long-term profitable growth and increased value for our shareholders.”

First Quarter Fiscal Year 2016 Results (13-weeks ended April 30, 2016 compared to the 13-weeks ended May 2, 2015):

•                  Net sales were $216.0 million, as compared to $223.4 million in the prior year.

•                  Comparable store sales decreased 2.3% and total net sales decreased by 3.3%, reflecting the operation of 488 stores this year, as compared to 504 in the first quarter of 2015.

•                  Gross profit as a percentage of net sales decreased 110 basis points to 27.7% versus the fiscal year 2015 first quarter gross profit percentage of 28.8%. This reflects a 40 basis point decrease in product margins primarily due to increased markdowns, partially offset by lower product costs resulting from our business re-engineering program (“Project Excellence”) initiatives, a 60 basis point increase in other cost of goods sold, related largely to shipping costs associated with the significant growth in the Company’s eCommerce sales, and a 10 basis point decline in the leverage of buying and occupancy expense due to lower sales.

•                  Selling, general and administrative expenses were $65.3 million, as compared to $68.5 million in the prior year period.  Excluding non-operating charges of $2.9 million from the prior year period, selling, general and administrative expenses were $65.6 million in the prior year.  The decrease in selling, general, and administrative expenses, excluding the non-operating charges, reflects significant increases in variable expenses associated with the growth in eCommerce sales and increases in severance not related to Project Excellence, offset by decreases in marketing and reductions in performance-based compensation expenses.

•                  GAAP operating results declined to a loss of $5.4 million, as compared to the prior year’s first quarter GAAP operating loss of $4.2 million.  Excluding $2.9 million of non-operating charges, the non-GAAP adjusted operating loss in the prior year’s first quarter was $1.4 million. There were no non-operating charges during the three months ended April 30, 2016.

•                  GAAP net loss for the first quarter of fiscal year 2016 was $5.7 million, or a loss of $0.09 per diluted share.  This compares to the prior year’s GAAP net loss of $4.7 million, or a loss of $0.07 per diluted share.  Excluding $2.9 million of non-operating charges, the prior year’s first quarter non-GAAP adjusted net loss was $1.8 million, or a loss of $0.03 per diluted share.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibit 4 of this press release, which delineates the non-operating charges for the three months ended May 2, 2015. There were no non-GAAP adjustments during the three months ended April 30, 2016. GAAP is defined as Generally Accepted Accounting Principles.

•                  Total quarter-end inventory increased 2.1%, as compared to the end of last year’s first quarter, due to increased levels of in-store inventory offset by lower levels of inventory in-transit as the Company changed shipping terms with certain vendors to take title later in the supply chain. Inventory per average store increased 5.4% as the Company positioned inventory for the Summer selling period.

•                  Capital spending for the first quarter of fiscal year 2016 was $1.9 million, as compared to $6.7 million in last year’s first quarter, primarily reflecting decreased spend on real estate and the Company’s information technology infrastructure.

•                  The Company converted 50 New York & Company stores to Outlet stores and closed 2 New York & Company stores during the first quarter, ending the first quarter with 488 stores, including 132 Outlet stores and 2.5 million selling square feet in operation.

•                  The Company ended the quarter with $47.6 million of cash-on-hand and no outstanding borrowings under its revolving credit facility.

Outlook:

Regarding expectations for the second quarter of fiscal year 2016, the Company is providing the following guidance:

•                  Net sales and comparable store sales are expected to be flat to slightly negative.

•                  Gross margin is expected to be flat to up 50 basis points from the prior year’s second quarter rate reflecting reductions in product costs and agent expenses resulting from Project Excellence combined with reductions in buying payroll and reductions in occupancy costs, partially offset by increased shipping costs associated with the growing omni-channel business.

•                  Selling, general and administrative expenses are expected to be approximately flat to the prior year’s second quarter.

•                  Operating results on a GAAP basis for the second quarter of fiscal year 2016 are expected to be in the range of approximately breakeven to $1 million of operating income, as compared to operating income of $0.4 million in the prior year, reflecting anticipated diluted earnings per share in the range of $0.00 to $0.01.

Additional Outlook:

•                  Total inventory at the end of the second quarter is expected to increase over the prior year second quarter in the mid single-digit percentage range, reflecting higher levels of in-store inventory as the Company positions inventory for the Fall selling period.

•                  Capital expenditures for the second quarter of fiscal year 2016 are projected to be between $9 million and $10 million, as compared to $7.3 million of capital expenditures in the second quarter of last year.

•                  Depreciation expense for the second quarter of fiscal year 2016 is estimated to be approximately $6 million.

•                  During the second quarter, the Company expects to open one New York & Company store, remodel two New York & Company stores, and close two New York & Company stores, ending the second quarter of fiscal year 2016 with 487 stores, including 132 Outlet stores.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store are included in comparable store sales.

Conference Call Information

A conference call to discuss first quarter of fiscal year 2016 results is scheduled for today, Thursday, May 19, 2016 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 395-3227 and reference conference ID number 3423459 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on May 19, 2016 until 11:59 p.m. Eastern Time on May 26, 2016 and can be accessed by dialing (877) 870-5176 and entering conference ID number 3423459.

About New York & Company

New York & Company, Inc. is a specialty retailer of women’s fashion apparel and accessories, and the modern wear-to-work destination for women, providing perfectly fitting pants and NY Style that is feminine, polished, on-trend and versatile. New York & Company, Inc. helps its customers feel confident, put-together, attractive and stylish by providing affordable fashion. The Company’s proprietary branded New York & Company® merchandise is sold through its national network of retail stores and online at www.nyandcompany.com. The Company operates 488 stores in 41 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward looking statements, including statements made under “Outlook” and “Additional Outlook,” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to: (i) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (ii) changes in the cost of raw materials, distribution services or labor; (iii) the potential for current economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (iv) the Company’s ability to open and operate stores successfully; (v) the Company’s ability to fully recognize the potential savings identified through Project Excellence; (vi) seasonal fluctuations in the Company’s business; (vii) the Company’s ability to anticipate and respond to fashion trends; (viii) the Company’s dependence on mall traffic for its sales; (ix) competition in the Company’s market, including promotional and pricing competition; (x) the Company’s ability to retain, recruit and train key personnel; (xi) the Company’s reliance on third parties to manage some aspects of its business; (xii) the Company’s reliance on foreign sources of production; (xiii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiv) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xv) the effects of government regulation; (xvi) the control of the Company by its sponsors and any potential change of ownership of those sponsors; and (xvii) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended April 30, 2016	% of net sales	Three months ended May 2, 2015	% of net sales
Net sales	$216,038	100.0%	$223,390	100.0%

Cost of goods sold, buying and occupancy costs	156,151	72.3%	159,143	71.2%

Gross profit	59,887	27.7%	64,247	28.8%

Selling, general and administrative expenses	65,285	30.2%	68,492	30.7%

Operating loss	(5,398)	(2.5)%	(4,245)	(1.9)%

Interest expense, net of interest income	297	0.1%	289	0.1%

Loss before income taxes	(5,695)	(2.6)%	(4,534)	(2.0)%

Provision for income taxes	21	—%	137	0.1%

Net loss	$(5,716)	(2.6)%	$(4,671)	(2.1)%

Basic loss per share	$(0.09)		$(0.07)

Diluted loss per share	$(0.09)		$(0.07)

Weighted average shares outstanding:
Basic shares of common stock	63,277		62,983
Diluted shares of common stock	63,277		62,983

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales (decrease) increase	(2.3)%	1.8%
Net sales per average selling square foot (a)(d)	$86	$86
Net sales per average store (b)(d)	$442	$444
Average selling square footage per store (c)	5,112	5,155
Ending store count	488	504

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

(d)         Effective first quarter of fiscal year 2016, the Company transitioned to a monthly average calculation. Prior period metrics have been restated resulting in an immaterial impact.

Exhibit (2)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(Amounts in thousands)	April 30, 2016	January 30, 2016	May 2, 2015
	(Unaudited)	(Audited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$47,628	$61,432	$48,407
Restricted cash	—	—	1,509
Accounts receivable	17,011	8,208	16,051
Income taxes receivable	47	47	73
Inventories, net	102,764	87,777	100,648
Prepaid expenses	18,998	19,442	19,991
Other current assets	831	858	1,277
Total current assets	187,279	177,764	187,956

Property and equipment, net	86,136	88,831	84,703
Intangible assets	14,879	14,879	14,879
Deferred income taxes (a)	—	—	6,469
Other assets	1,966	1,986	1,547
Total assets	$290,260	$283,460	$295,554
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$841	$841	$839
Accounts payable	91,158	82,225	82,141
Accrued expenses	55,388	52,424	54,776
Income taxes payable	63	239	737
Deferred income taxes (a)	—	—	6,469
Total current liabilities	147,450	135,729	144,962

Long-term debt, net of current portion	12,115	12,326	12,949
Deferred rent	33,131	34,351	35,876
Other liabilities	8,246	7,283	6,306
Total liabilities	200,942	189,689	200,093

Total stockholders’ equity	89,318	93,771	95,461
Total liabilities and stockholders’ equity	$290,260	$283,460	$295,554

(a)   In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update 2015-17, “Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”), which requires an entity to classify deferred tax liabilities and assets, and any related valuation allowance, as non-current within a classified statement of financial position. On January 30, 2016, the Company adopted ASU 2015-17 prospectively. Prior periods were not retrospectively adjusted. The Company continues to maintain a valuation allowance against its deferred tax assets until the Company believes it is more likely than not that these assets will be realized in the future.

Exhibit (3)

New York & Company, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Three months ended April 30, 2016	Three months ended May 2, 2015

Operating activities
Net loss	$(5,716)	$(4,671)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,863	6,373
Amortization of deferred financing costs	47	45
Share-based compensation expense	1,107	943
Changes in operating assets and liabilities:
Accounts receivable	(8,803)	(8,645)
Income taxes receivable	—	26
Inventories, net	(14,987)	(6,857)
Prepaid expenses	444	590
Accounts payable	8,933	(4,340)
Accrued expenses	2,664	2,358
Income taxes payable	(176)	27
Deferred rent	(1,220)	707
Other assets and liabilities	270	(158)
Net cash used in operating activities	(11,574)	(13,602)

Investing activities
Capital expenditures	(1,869)	(6,700)
Net cash used in investing activities	(1,869)	(6,700)

Financing activities
Repayment of long-term debt	(250)	(250)
Proceeds from exercise of stock options	120	16
Shares withheld for payment of employee payroll taxes	(73)	(247)
Principal payments on capital lease obligations	(158)	(103)
Net cash used in financing activities	(361)	(584)

Net decrease in cash and cash equivalents	(13,804)	(20,886)
Cash and cash equivalents at beginning of period	61,432	69,293
Cash and cash equivalents at end of period	$47,628	$48,407
Non-cash capital lease transactions	$1,299	$—

Exhibit (4)

New York & Company, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP selling, general, and administrative expenses, operating loss, net loss, and loss per diluted share for the three months ended May 2, 2015 is indicated below. There were no non-GAAP adjustments for the three months ended April 30, 2016. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating charges consisting of consulting fees associated with Project Excellence and certain severance expenses, partially offset by a reduction in moving expense related to the relocation of the Company’s corporate headquarters. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended May 2, 2015
(Amounts in thousands, except per share amounts)	Selling, general and administrative expenses	Operating loss	Net loss	Loss per diluted share
GAAP as reported	$68,492	$(4,245)	$(4,671)	$(0.07)
Adjustments affecting comparability
Consulting expense — Project Excellence	2,456	2,456	2,456
Certain severance expenses	724	724	724
Reduction of moving expenses - new BHQ office space	(313)	(313)	(313)
Total adjustments (1)	2,867	2,867	2,867	0.04
Non-GAAP as adjusted	$65,625	$(1,378)	$(1,804)	$(0.03)

(1)  The tax effect of $2.9 million of expenses is offset by a full valuation allowance against deferred tax assets.